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                                                                    Exhibit 10.2

                                                         DKK Draft 12-15-97 Clnl


                               License Agreement

     THIS LICENSE AGREEMENT ("Agreement"), is dated and effective the 16th day of December, 1997, (the "Effective Date"), and is by and between REGENT HOTELS WORLDWIDE, INC., a Minnesota corporation ("Licensor"), and THE RESORT AT SUMMERLIN, LIMITED PARTNERSHIP, a Nevada limited partnership ("Licensee"),

DEFINITIONS

Abandon. Conduct of the Licensee, including acts of omission as well as commission, indicating a willingness, desire or intent to permanently discontinue operating the Hotel as a System Hotel in accordance with this Agreement. Any closing of the Hotel for more than one day which is not authorized by, or contemplated in, this Agreement constitutes Abandonment.

Affiliate. Any Person (other than a natural person) controlled by, controlling or under common control, either directly or indirectly, with either party.

Casino. The Casino and gaming establishment operated by Licensee on the Property, set forth on Schedule A, including all real and personal property, furniture, fixtures, equipment and other business assets used in connection with the operation thereof.

Conference Center. The conference establishment operated by Licensee on the Property, including all real and personal property, furniture, furnishings, fixtures, equipment and other business assets used in connection with the operation thereof.

Construct or Construction. All activities and plans, specifications, drawings, scheme boards and other written information with respect to the planning, design, construction, remodeling, renovation, rebuilding and replacement of, and additions, alterations, improvements and repairs to, and modernizing and redecorating the Hotel, including wall coverings, floor coverings, window treatments, accessories, furniture, furnishings, fixtures, equipment and operating supplies.

Defined Revenue. Casino Revenues of all kinds and nature including the Casino Buffet Restaurant, 50% of Banquet Food Revenue and associated service charges (if any), 50% of Banquet Beverage Revenue and associated service charges (if any), 50% of conference room charges and audio visual equipment rental fees and associated service charges (if any), Health Club Revenue not charged to hotel accounts, Golf Revenues, Lifestyle Complex (Retail, including shops and restaurants) Sales Revenue, interest, and investment income.

Discretion. In each instance where the word's "at Licensor's discretion" or similar words are used, they are to be read as "at Licensor's absolute discretion" and mean that Licensor may exercise its discretion without any limitation whatsoever.

Equity Interest. Equity Interest means any stock, membership, partnership or other ownership interest in Licensee. Unless specifically stated otherwise, the term Equity Interest includes publicly-traded Equity Interests.
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General Partner. Any person or entity holding an Equity Interest in Licensee as a General Partner. As of the date of this Agreement, the sole General Partner of Licensee is the Resort at Summerlin, Inc.

Gross Revenue. Gross Revenue means all receipts, revenues, income (including service charges) and proceeds from the sales of every kind received directly or indirectly from the operation of the Hotel determined in accordance with the Uniform System. Gross Revenue includes (i) the proceeds of insurance received by Licensee with respect to use and occupancy or business interruption insurance, with respect to the Hotel, (ii) forfeited customer deposits that are not either refunded to the guest or paid to governmental authorities under escheat laws or unclaimed property acts, and (iii) any amount recovered in any legal action or proceeding or settlement thereof which arose out of the operation of the Hotel. Gross Revenue specifically excludes the following:

     - All sales, use, excise, V.A.T., gross receipts or other similar tax imposed by any governmental authority having jurisdiction provided that
       (a) the amount of the tax is added to the selling price and is expressly charged to the guest or customer, and (b) the amount hereof is paid to the appropriate taxing authority by Licensee.

     - Gratuities or service charges collected and paid to employees;

     - Credits or refunds to customers;

     - Proceeds of loans and proceeds of any refinancing of loans;

     - Proceeds of the sale of equity securities by Licensee;

     - Proceeds of insurance except for those with respect to use and occupancy or business interruption insurance;

     - Amounts received in settlement for loss, theft or damage to property and from the sale of property (real and personal) other than sales in the ordinary course of business;

     - Amounts attributable to a different Fiscal Year, under the accrual method of accounting; and

     - Proceeds of condemnation or sales or conveyances made in lieu thereof.

     - Defined Revenue

Gross Revenue does not include (i) any imputed amount attributable to rooms occupied on a complimentary basis or (ii) rooms occupied through frequent flyer or other programs where, pursuant to any such program, the Hotel receives no actual compensation whether by cash, credit or otherwise. Not withstanding the above, (i) any room nights occupied on a complimentary basis in excess of 3% of the Hotels available room nights in any twelve month period, will be included in the calculation of Gross Revenue at the Hotel's Average Daily Rate for that period.

Gross Room Revenue. The total dollar revenue for the rooms department of the Hotel derived from the rental, use or occupancy of sleeping rooms in the Hotel as determined in accordance with the Uniform System. Gross Room Revenue does not include any sales, use, excise, gross receipts or other tax imposed by any governmental authority having jurisdiction provided that (i) the amount of tax is added to the selling price and is expressly charged to the customer; and
(ii) the amount thereof is paid to the appropriate taxing authority by Licensee.



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Health Spa or Health Club. The Health Spa or Club establishment operated by
Licensee on the Property, including all real and personal property, furniture, furnishings, fixtures, equipment and other business assets used in connection with the operation thereof.

Hotel. The portion of the Property used in connection with the operation of the hotel business of Licensee including the Conference Center, but specifically excluding the Casino and the Lifestyle Complex as set forth on Schedule A, and all office space dedicated for use by the Casino. The Hotel has, or upon completion of Construction will have, no fewer than 500 guest rooms.

Image. The overall and evolving perception by Third Parties of System Hotels' locations, physical appearance, and the service standards and quality of services experienced by such Third Parties at the System Hotels.

Includes or Including. The use of these or similar phrases is not intended to limit the listing which follows them. The listings are examples or illustrations and the phrases should be read as if the words "without limitation" and "but not limited to" appeared after them unless expressly stated otherwise.

License. The non-exclusive right granted to Licensee by Licensor pursuant to this Agreement to operate and market the Hotel using the System and the Marks.

Lifestyle Complex. The portion of the Property set forth on Schedule A which is operated by Licensee or leased to or operated by Third Parties including all real and personal property, furniture, furnishings, fixtures, equipment and other business assets used in connection with the operation thereof.

Limited Partner. Any person or entity holding an Equity Interest in Licensee as a Limited Partner.

Limited Partnership Interest. An Equity Interest in Licenses owned by a Limited Partner in Licensee.

Marks. The trademarks, service marks, tradenames, copyrights, insignia, emblems, slogans, logos, commercial symbols, signs, designs and all other visual identification by which the System and System Hotels are identified and publicized.

Opening Date. The date on which the Hotel opens for business as a System Hotel.

Operating Manuals. The manuals containing the System Requirements and other non-mandatory policies, procedures, instructions, standards, guidelines, specifications, programs and materials which may be used in operating and marketing a System Hotel. The Operating Manuals currently consist of the Standards of Service and Operations Manual, the Standards of Identity, Communications and Graphics Manual and the Standards for Design and Construction Manual.

Owner. Licensee.

Parent Corporation. The sole shareholder of the General Partner of Licensee which, as of the date of this Agreement, is Seven Circle Gaming Corporation.

Person. Any natural person or legal entity, including trustees, representatives, administrators, heirs, executors, partnerships, corporations, limited liability companies, trusts, unincorporated organizations and governmental agencies, departments and branches.

Property. The Property includes the real property and all improvements located or to be located at "The Resort at Summerlin" at Summerlin Parkway and Rampart Blvd., in Las Vegas, Nevada. The
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improvements include all buildings, facilities, appurtenances, landscaping, furniture, furnishings, fixtures, equipment and signs and all entry, exit, garage and parking areas.

Provisions. The terms, covenants, conditions, provisions, rights and obligations of this Agreement. As applicable to a particular party in the context used, "compliance with the Provisions", "in accordance with the Provisions", "pursuant to the Provisions" and similar phrases include both the performance or failure to perform, or the exercise or failure to exercise rights, as the context requires.

Publicly-traded Equity Interest. Any Equity Interest which is publicly traded as that term is commonly understood.

Regent Reservation. A reservation for a guest room in the Hotel which is processed through the Reservation System and which, although adjusted, is never canceled through the Reservation System.

Reservation System. The reservation system developed and owned by Licensor's Affiliate for accepting and transmitting reservations to System Hotels through various media including toll free numbers, the Global Distribution Systems under the chain code "RE", Licensor's Internet web sites and other Third Party services which may be retained from time to time for this purpose.

System. The system developed and owned by Licensor for the operation of System Hotels and the sale of System Hotel services of a distinctive character to the public using the "Regent" name and other Marks as a means of identifying a hotel's affiliation with the System.

System Hotel. A hotel which is entitled to operate using the System and the Marks pursuant to a written agreement with or through Licensor.

System Requirements. All procedures, instructions, standards, requirements, specifications and programs, whether contained in the Operating Manuals or published elsewhere, as Licensor may promulgate from time to time and which are mandatory in nature so as to comprise the requirements to be followed uniformly with respect to all System Hotels and the use of the Marks in connection therewith.

Third Party. Any Person, other than Licensor, Licensee and their respective Affiliates.

Term. The period between the Effective Date of this Agreement and the expiration or termination date of this Agreement.

Transfer. The voluntary or compulsory giving to another, directly or indirectly and by operation of law or otherwise, of all or any part of that which is being Transferred by any means or device, including an assignment, transfer, conveyance, security interest, encumbrance, divestiture, sale, disposition, pledge, foreclosure, levy, attachment, execution, trade, lease, sublease, gift, bequest, inheritance and delegation.

Transferee. A Third Party to whom a Transfer is proposed to be made or actually made, as applicable.

Ultimate Parent. The majority shareholder of the Parent Corporation, which as of the date of this Agreement, is Tivolino Holding A.G.

Uniform System. The "Uniform System of Accounts for Hotels" (Hotel Association of New York City, Inc.,) as revised periodically, which, as of the date of this Agreement, is the ninth Revised Edition, 1996. The editions to be applied to any particular matter are the editions which were in effect at the time the practices in question occurred. If a practice spans more than one revision, each such revision will apply to the period of time when the revision was in effect.



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                 ACKNOWLEDGMENTS WARRANTIES AND REPRESENTATIONS

Licensee and Licensor acknowledge and agree to the following:

A. Each and every material System Requirement is essential to maintaining the exceptional quality and customer service associated with the System, and to enhancing the public acceptance of and demand for the Hotel and System Hotels as a luxury system of hotels.

B. Licensor, at its discretion, may enter into agreements with Persons for the operation of other System Hotels, which agreements may contain provisions which vary materially from this Agreement's Provisions without any liability or obligation to Licensee whatsoever, provided that the overall Image of the System is maintained.

C. Because complete uniformity under various market circumstances may not always be possible or desirable, except as set forth in this Agreement, Licensor, at its discretion may vary System Requirements for other System Hotels based upon local conditions, law or other circumstances, provided the overall Image of the System Hotels is maintained, without any liability or obligation to Licensee whatsoever.

D. Unless specifically stated otherwise, this Agreement and the relationship between the parties includes everything with respect to, relating to, arising out of, in connection with, and pursuant to it, whether or not such phrases are used. The presence or absence of the phrases does not expand or limit this frame of reference.

Licensee represents and warrants the following:

E. It has fee title or leasehold title to the Hotel or will acquire same prior to the Opening Date without any restrictions that would interfere with its performance in any material respect, subject to all other restrictions, covenants and conditions covering the Property.

F. It has conducted its own investigation of all of the financial requirements, the economics, the business and legal risks with respect to the hotel business in general and of owning and operating a System Hotel in particular.

G. Licensee is duly authorized to do business and is in good standing as a Nevada limited partnership and has full power to perform all its obligations hereunder. Licensee has taken all steps and has made all filings to the extent required under the laws of Nevada to enable it to perform all of its obligations hereunder.

Licensor represents and warrants the following:

H. Licensor's Affiliate is the sole owner of the Registered Marks and has given Licensor the right to use the Marks and to license others to use them in connection with the operation of luxury hotels.

I. Licensor intends to publicize the Marks to the public in an effort to maintain them as representative of a system of luxury hotels, and to further develop the System and the Marks over time and at a significant cost.



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J.   Licensor's objective is to expand the number of System Hotels worldwide by selecting Persons who will operate hotels as System Hotels in compliance with System Requirements.

K. Licensor has the cooperate power and authority to enter into this Agreement. The execution, delivery and performance of this Agreement by Licensor has been duly authorized by all necessary corporate actions on the part of Licensor.

Based on these acknowledgments and representations, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee agree as follows:


                                   ARTICLE 1
       INCORPORATION OF DEFINITIONS, ACKNOWLEDGMENTS AND REPRESENTATIONS

The Definitions, Acknowledgments, Warranties and Representations are material and are incorporated into this Agreement as if fully set forth in this Article I.


                                   ARTICLE 2
                                    LICENSE

2.1 Grant. Licensor grants to Licensee and Licensee accepts from Licensor, the License. The License is applicable only to the Hotel and only for so long as this Agreement has not expired or has not been terminated.

2.2 Licensed Name. The Hotel will be named and identified only as The Regent Las Vegas at The Resort at Summerlin or such other name as is mutually agreeable to Licensee and Licensor. Licensee will use not other name or trademark with respect to the operation of the Hotel without Licensor's prior approval which approval may be granted or withheld at Licensor's discretion. Notwithstanding the foregoing, Licensor recognizes and agrees that commercial tenants of the Property may operate restaurants, stores or other businesses on the Property under trademarks or tradenames other than those used by the Hotel.

2.3 Restrictions on License. No part of the Hotel may be offered for sale, lease or otherwise as condominium or timeshare units without Licensor's prior approval which approval shall not be unreasonably withheld.

2.4 Reservation of Rights. This License is exclusive solely as to the current or intended location of the Hotel and does not include any exclusive territory or protected area surrounding the Hotel. Licensor reserves for itself and its Affiliates, the absolute right to operate and grant Third Parties the right to operate System Hotels, and to operate and grant Third Parties the right to operate hotels under other businesses, brands and systems whether in competition with the Hotel or not, all at locations as determined at Licensor's and its Affiliates' discretion. Notwithstanding the above, no other System Hotels shall be licensed or operated within Clark County, Nevada, during the term of this Agreement unless such System Hotel or Hotels are licensed to and operated by Licensee on terms similar to those set forth in this Agreement.

2.5 General Compliance. Whether or not specifically stated in the various Sections, and subject to Section 31..19, Licensee will comply with the Provisions and operate the Hotel (i) in strict compliance with System Requirements (ii) in such a manner as to maintain and enhance the System's Image, and, (iii) to the


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extent not inconsistent with (i) and (ii), normally accepted business ethics, and sound business and financial practices.

                                   ARTICLE 3
                                      TERM

3.1 Agreement. The Term commences on the Effective Date set forth on page 1 and expires on December 31st of the year in which the fifteenth (15th) anniversary of the Opening Date occurs.

3.2 Renewals. Neither Licensee nor Licensor has any right or obligation (i) to extend or renew the Term, or (ii) to enter into a new license agreement, whether upon the same or different Provisions or in any respect whatsoever.

3.3 Early Termination. Notwithstanding the provisions of Article 3.1, Licensee, provided it is otherwise in full compliance with the terms and provisions of this Agreement, shall have the option to terminate this Agreement, without payment of a termination fee or damages related to early termination, said termination to be effective on December 31, 2005 or December 31, 2010, upon, in both cases, the existence of and in compliance with the following conditions:

      (a) Prior written notice received by Licensor given within sixty (60) days of December 31, 2004, provided that on December 31, 2004, Licensor does not have at least 20 hotels or 6,000 guestrooms in, or under contract to become a part of, the System, at least one-half (1/2) of which must be located in the United States, Canada, Mexico and the Caribbean, or, prior written notice received by Licensor given within sixty (60) days of December 31, 2009, provided that on December 31, 2009, Licensor does not have at least 40 hotels or 12,000 guestrooms in, or under contract to become a part of, the System, and;

      (b) Payment by Licenses of all obligations incurred or accrued under the Agreement through the effective date of termination; and

      (c) Compliance with Licensor's other reasonable requirements related to termination as set forth in this Agreement, including reaffirming the survival of Article 31 of this Agreement, agreeing to reasonable restrictions regarding publication of notice of the termination to the media and complying with Licensee's obligations contained in Sections 20.1.1 through 20.1.6.

If the Opening Date does not occur by December 31, 1999, all of the above dates shall be extended by the number of days that the Opening Date occurs after December 31, 1999.

Licensor and Licenses shall enter into a written termination agreement which addresses the obligations of Licensee as provided in (b) and (c) hereof.

Licensee has the further right to terminate this Agreement for any reason if
(i) the development of a hotel on the Property is abandoned by the Licensee, or
(ii) the Opening Date does not occur by June 15, 2000. This right may be exercised by notice to Licensor given between June 15 and June 30, 2000, accompanied by a termination fee of $2,000,000 with the termination to be effective within 30 days of the date of the notice.


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                                   ARTICLE 4
                       HOTEL DEVELOPMENT AND CONSTRUCTION

4.1 Licensee's Risk. Licensee assumes all risk with respect to the selection of the Hotel location, the acquisition of the right to possession thereof, and to the Construction of the Hotel, all on the basis of its own investigation and efforts. Licensor has no obligation to participate in any of these matters except as may be necessary to Licensor's decision whether to sign this Agreement or to determine compliance with System Requirements in deciding whether to allow the Hotel to open as a System Hotel. Any review of or involvement by Licensor in this process is for this purpose only and does not constitute a representation, warranty or guarantee that from a Construction, economic, business or any other standpoint the Property is suitable as a location for a System Hotel or that the Hotel is suitable for its intended purpose.

4.2 Professional Services. Licensee will engage only qualified architects, engineers, contractors and other design and construction professionals with respect to the Construction and give due consideration to any opinions which Licensor might express. The interior designer must have significant experience in the design of international luxury hotels. Licensor acknowledges that the design and construction professionals listed on Schedule 4.2 attached hereto are qualified and acceptable to Licensor.

4.3 Cooperation. Licensee will cooperate with Licensor in the exchange of all reasonably requested information with respect to the Construction and ensure the cooperation of others under its direction or control with respect to the exchange of such information and the exercise by Licensor of any of its rights and obligations. When requested by Licensor, Licensee and such others engaged by it on the Construction, as Licensor may reasonably request, will attend Construction meetings to be held at the Property to the extent practicable. Licensee shall not be required to attend more than two (2) meetings regarding Construction at a location other than the Property during any twelve (12) month period.

4.4 Construction. Licensee will Construct the Hotel substantially in accordance with the conceptual, preliminary and final construction and design plans and specifications listed on Schedule 4.4 attached hereto (the "Plans"), together with the System Requirements and Image described in the Operating Manuals and other reasonable requirements imposed by Licensor in the ordinary course of business generally consistent with those required of other System Hotels (collectively, "Construction Requirements") subject to Section 4.6 below. Licensee will make no material variances from the Construction Requirements without Licensor's prior approval.

4.5 Licensor's Approval. Licensee will submit to Licensor all information with respect to the Construction which Licensor, reasonably, deems material to a determination of whether the Construction will meet or has met the Construction Requirements in all material respects. Upon receipt of such information, Licensor will review it with all deliberate speed and advise Licensee as to any changes in the Construction reasonably needed to meet the Construction Requirements, in all material respects.

4.6 Commencement of Construction. Licensee will begin the actual Construction of the Hotel on or before March 1, 1998 ("Construction Commencement Date"). Licensor may not require any changes which would violate any state law, regulation or ordinance, or any restrictive covenants which apply to the property or any conditions required by the Howard Hughes Corporation or Howard Hughes Properties. "Beginning" with respect to this Section 4.6 is determined by any of the following activities which would normally take place earliest in the Construction process: site clearing, excavation, demolition or removal of furniture, fixtures or equipment. Once begun, Licensee will diligently pursue the Construction to completion no later than the Opening Date.


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4.7  Inspection: Cooperation. Licensee will provide Licensor with access, at
Licensor's expense, to the Hotel during the Construction process at all reasonable times, upon reasonable prior notice, to determine whether the Construction is proceeding on schedule and in accordance with the Construction Requirements, and for any other purpose reasonably related to Licensee's compliance with the Provisions as set forth in this Agreement.

4.8 Opening the Hotel. Licensee will not open the Hotel to customers and commence operating it as a System Hotel without Licensor's prior approval as set forth below. Licensee's opening the Hotel without such approval is an unauthorized use of the Marks and the System.

     4.8.1. Conditions to Opening. Licensor is not obligated to agree to an Opening Date, nor approve the Hotel to open as a System Hotel unless and until Licensor has determined, (i) that the Construction has been completed substantially in accordance with the Construction Requirements, (ii) that all of the employees needed to provide service in accordance with the System Requirements are employed and have completed all necessary training,
     (iii) that in all material respects the Hotel is ready to accept customers, presenting them with a complete experience which meets the System Requirements, and (iv) that License is not in Default of any material Provisions.

     4.8.2 Notice. Licensee will give Licensor a minimum of Ninety (90) days notice of the date on which Licensee would like the Opening Date to occur ("Anticipated Date"). Licensor will inspect the Hotel at least thirty (30) days prior to the Anticipated Date. Based on such inspection and on conditions at that time, or by other means available to Licensor, Licensor, within two (2) business days of such inspection, will advise Licensee in writing of any major deficiencies with respect to (i) through (iv) above. If any deficiencies are not corrected by the Anticipated Date, Licensor may withhold its approval to open the Hotel on that date.

     4.8.3 Opening Date. Licensee must take the necessary measures to accomplish all of the above so that the Opening Date actually occurs no later than August 1, 1999 subject to Section 32.14.

4.9 Cost. Licensee is solely responsible for the entire cost of all of the activities contemplated by this Article 4 with respect to the development and Construction of the Hotel except for those incurred by Licensor in performing any inspections or in making any determination that the Hotel is or is not ready to open as a System Hotel.

4.10 Compliance with Laws. License is solely responsible for obtaining all necessary permits, licenses and architectural seals, and in all other respects, complying with the applicable requirements of all governmental authorities having jurisdiction with respect to the Construction.

4.11 Limitation on Licensor Liability. Licensor is not responsible for reviewing, inspecting or approving the Construction from the standpoint of the structural, mechanical and electrical systems, construction means and methods, or conformance with the applicable requirements of any governmental authority having jurisdiction, including the Americans With Disabilities Act, nor shall any such review, inspection or approval be deemed to be for those purposes in any respect whatsoever. Any inspections, reviews or approvals made or given by Licensor are solely for the purpose of determining whether Licensee has complied with the Construction Requirements so that the Hotel may open as a System Hotel and is exercised primarily with respect to those aspects of the Construction relating to operational considerations and aesthetics such as architectural and interior design, landscaping, color schemes, sizes, finishes and materials. Licensor's agreement to the Opening Date is a permission only, and not an assurance, representation or warranty (i) of the qualifications, capabilities, suitability, adequacy or performance of any person involved in the Construction, or (ii) that all or any part of the Construction or Hotel is safe, suitable,


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
fit or proper for its intended use or purpose, or (iii) that the Construction has been performed in a workmanlike manner or in compliance with the applicable requirements of all governmental authorities having jurisdiction. This applies even though Licensor's inspections, reviews and any approvals may have related to structural, mechanical, and electrical systems, safety, code compliance or other matters outside the scope of its right to inspect, review and approve. Licensor has no liability or obligation whatsoever to Licensee or any Third Party, including any architect, engineer, contractor, subcontractor or supplier with respect to or arising out of the Construction or Licensee's activities.


                                   ARTICLE 5
                                MARKS AND SYSTEM

5.1 Ownership. Licensor owns all right, title and interest in and to the Marks, the System and the goodwill associated with and symbolized by them, as they currently exist and as they may be developed in the future. Licensor represents and warrants that it has all rights, registrations and authorizations necessary to grant Licensee the rights to lawfully use the Marks as contemplated by and for the Term of this Agreement. Licensor further represents that it has no knowledge of any pending or threatened claim, action or proceeding alleging that the Marks infringe upon the right, title and interest of any Third Party in and to the Marks or any similar intellectual property. Licensor shall have no right to the use of the name or trademarks related to "The Resort at Summerlin" or "Summerlin" without the prior approval of Licensee and Howard Hughes Corporation and those rights shall remain solely with Licensee, however Licensor will be allowed to refer to "The Resort at Summerlin" for normal promotional purposes and description of the location of The Regent Las Vegas.

5.2 Changes. From time to time and at Licensor's discretion, Licensor may modify all or any part of the Marks and Systems by way of addition or deletion or otherwise. Such modifications, when made, become part of the Marks and the System. Upon receipt of written notice of such modifications, Licensee, as soon as reasonably practicable, will cease using the "old" Marks and System and commence using the "new" Marks and System. If such modification results in a discontinuance of the Marks "Regent" or the logo, and the new Marks and System are not comparable to the old Marks and System, then Licensee has the option to require Licensor to reimburse Licensee for Licensee's costs and expenses incurred in complying with this Provision (e.g. costs of changing signs, stationary and accessories) or, at its sole discretion, to terminate this Agreement upon thirty (30) days notice to Licensor without the payment of a termination fee or damages related to early termination

5.3  Use. Licensee will:

     5.3.1 Use the Marks and the System only in accordance with the System Requirements and discontinue any use of the System or the Marks which does not comply with the System Requirements within five (5) business days of notice from Licensor.

     5.3.2 Not assert or acquire any ownership or other rights in the Marks, the System or the goodwill associated with either of them other than the specific rights granted herein.

     5.3.3 Not take any action whatsoever to contest Licensor's proprietary interest in the Marks, the System or the goodwill associated with either of them.

     5.3.4 Refrain from any acts or omissions which infringe upon or demean the goodwill or the Image associated with the Marks or the System.



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         5.3.5     Other than as provided for in Section 2.2, not use the Marks in or as a part of its corporate, partnership or other business entity or trade name.

         5.3.6 Not use the Marks or any part thereof in connection with the establishment of a domain name on the "internet" without Licensor's prior approval, which approval shall not be unreasonably withheld.

5.4 ADVERSE CLAIMS TO MARKS. Upon receipt of notice from Licensor that Licensor has made a determination through legal counsel or that there has been an adjudication by a court of competent jurisdiction that a Third Party's right to all or any part of the Marks or the System is superior to Licensor's, Licensee will immediately cease using that part of or all of the Marks or the System as specified by Licensor.

5.5 DEFENSE OR ENFORCEMENT OF RIGHTS. As soon as Licensee becomes aware of any claims or complaints with respect to the Marks or System or their unauthorized use by Third Parties, Licensee will notify Licensor. At its discretion, Licensor will determine whether to commence any action or defend any litigation or other proceedings involving the Marks or System. In addition, Licensee, without compensation for its time, but at Licensor's expense, will cooperate in all respects with Licensor in prosecuting or defending in such litigation or proceedings. Except as stated above, Licensor is responsible for all costs and expenses associated with the commencement and prosecution of any action or defending any claims related to the Marks and System.


                                   ARTICLE 6
                                      FEES

6.1 INITIAL FEE. As a condition precedent to Licensor's signing this Agreement, Licensee has paid an Initial Fee of $50,000. Upon such signing, this Initial Fee becomes non-refundable and inures totally to the benefit of Licensor (except in the event of a material breach or default by Licensor in connection with its pre-opening obligations and provisions under this Agreement).

6.2 CONTINUING FEE. Licensee will pay to the Licensor a Continuing Fee equal to one and three-fourths percent (1.75%) of the Hotel's Gross Revenues per month. The Continuing Fee will be paid on or before the twentieth (20th) day of each month for the preceding month.

6.3      RESERVATION FEE.  Licensee will pay Licensor a Reservation Fee equal to
(i) a fixed fee which is currently $200.00 per guest room per year and (ii) a variable fee of three percent (3%) of the Gross Room Revenue derived from all Regent Reservations. Beginning January 1st, 2001, and on each January 1st thereafter, the $200.00 fixed fee may be increased at Licensor's discretion, but not by more than five percent (5%) for any calendar year. The increase for any calendar year must be implemented within ninety (90) days of the applicable January 1st date and must be applicable pro rata to all System Hotels.

6.4 MARKETING FEE. Licensee will pay to Licensor a Marketing Fee equal to one and one-half percent (1.5%) of the Hotel's Gross Revenue per month. The Marketing Fee will be paid on or before the twentieth (20th) day of each month for the preceding month.

6.5 PROGRAM FEES. In addition to the fees set forth in Sections 6.1 through 6.4, Licensee will pay to Licensor all other actual and necessary fees and charges incurred with respect to participation in System programs and for services rendered by Licensor for which a fee or charge is imposed to all System Hotels. Such fees and charges will be uniform to all System Hotels which become System Hotels after the effective date of this Agreement, subject to the requirements of all governmental authorities having jurisdiction, and will not exceed the costs associated with the programs.

6.6 DELINQUENT PAYMENTS. Unless otherwise stated, Licensee will pay all amounts due to Licensor or its Affiliates within thirty (30) days after invoice. Amounts not paid when due will bear interest at the lesser of one and one-half percent (1.5%) per month or the maximum contract rate of interest permitted by applicable law. In addition to any amounts Licensee might otherwise be required to pay pursuant to the Provisions, Licensor may also assess a late payment fee of up to US $100 for each month an amount due remains delinquent to reimburse Licensor for Licensor's collection and administrative expenses.

6.7 TAXES. Licensee will reimburse Licensor for any sales, use, excise, VAT, gross receipts or similar tax (other than income taxes) imposed upon any fees or other payments made by Licensee to Licensor by any taxing authority having jurisdiction.

6.8 WITHHOLDING PAYMENTS. Licensee has no right of "offset" and will not withhold payment, for any reason, of any Continuing Fees, Marketing Fees or any other payments due Licensor under this Agreement or any other agreement, subject to a Subordination and Assumption Agreement to be entered into by Licensor, Licensee and Licensee's lenders on terms and conditions substantially in accordance with those contained in Exhibit A, and pursuant to which the Continuing Fee will be subordinated and deferred to the debt service payments attributable to the Hotel for a period not to exceed fifteen (15) months from the Opening Date.


                                   ARTICLE 7
                                   REPORTING

7.1 FINANCIAL STATEMENTS. Hotel Financial Statements, for purposes of this Agreement means a departmental profit and loss statement, and such other financial information related to the Hotel only, which Licensor deems reasonably necessary for its own benefit or the benefit of the System, in order to ensure compliance with the terms of this Agreement. Such Hotel Financial Statements shall include Gross Room Revenue, Regent Reservation revenue, average daily room rate and occupancy rate for each period reported.

7.2 DESIGNATED DATA. With respect to both the Hotel and its customers, as applicable, Designated Data includes information, data and statistics which the Hotel gathers or is able to gather in the ordinary course of business; on a historical and current basis, and with respect to the future. Licensor will identify Designated Data in the Operating Manuals or in other written communications to the Licensee when Licensor, from time to time, identifies such as being reasonably necessary for its own benefit or the benefit of the System.

7.3 REPORTS. Reports are the forms on which certain items or categories of Designated Data are to be furnished to Licensor by Licensee.

7.4 PREPARATION AND CERTIFICATION. Licensee will prepare and maintain The Resort at Summerlin Financial Statements so that they accurately reflect all aspects of the Hotel's operation as a distinct operating department in accordance with the Uniform System and generally accepted accounting principles applied on a consistent basis. Monthly Unaudited Departmental Income Statements for the Hotel must be certified by Licensee's or the Hotel's Controller or Chief Financial Officer. Annual Hotel Financial Statements, including the Hotel Department, will be audited as a part of Licensee's audited financial statements for Licensee's entire business conducted on the Property by a nationally recognized firm of independent certified public accountants having experience in the hotel industry.

Reports will be prepared and maintained based on Designated Data or other business records kept in the ordinary course of business. Licensee will use all reasonable efforts to obtain Designated Data from customers where the Designated Data is to be included in a Report. All Reports must be accurate and complete to the best of Licensee's knowledge, information and belief.

7.5 Format. Licensee will submit Hotel Financial Statements and Reports in the form and format as may be prescribed by Licensor from time to time and as generally applicable for all System Hotels, except that if any Nevada regulatory agency requires such Financial Statements to be reported in a different format, then Licensee may submit them in such format.

7.6 Delivery and Access. Within fifteen (15) days of the end of each month, Licensee will submit the Hotel Financial Statements and Reports to Licensor for the immediately preceding month. Within one hundred twenty (120) days of the end of the Hotel's and Licensee's fiscal year, Licensor will submit Hotel Financial Statements and Reports to Licensor covering that fiscal year. Licensee will also provide Licensor with electronic access at all times to Reports and Designated Data which may be stored in Harmony, or such other property management systems used at the Hotel or elsewhere.

7.7 Retention. Licensee will preserve the Hotel Financial Statements, Reports and Designated Data for not less than three (3) years.

7.8 Sales Tax Receipts. Within ninety (90) days of the end of the Hotel's fiscal year, Licensee will provide Licensor with copies of the Hotel's sales tax receipts filed by Licensee.

7.9 Audit. During the Term and for three (3) years afterward, Licensor or its designated representatives, upon three (3) business days notice to Licensee, may inspect, copy and audit all information which serves as a basis for the Financial Statements and Reports related to the Hotel, including information and statistics on customers, books of account, ledgers, bank statements, tax returns, work papers, governmental reports, register tapes, and daily reports (including such as may pertain to any Hotel tenant, management company or concessionaire) during normal business hours where the records are kept. If an audit discloses a deficiency in any payments due to Licensor by Licensee, Licensee will pay the deficiency within ten (10) days of notice of such deficiency. In addition, if the deficiency is willfull or exceeds five percent (5%) of the correct amount, Licensee will immediately reimburse Licensor's entire cost of the audit, including travel, lodging, meals, reasonable professional fees, salaries and other expenses of the auditing personnel.

7.10 Confidentiality. Licensor acknowledges that the Hotel Financial Statements and other materials furnished to Licensor pursuant to this Article 7 contain confidential information regarding the Hotel, Licensee and Licensee's operations. Licensor agrees that it will not release or divulge any confidential information whatsoever relating to Licensee, the Hotel or Licensee's operations to any person other than Licensor, its agents, employees, accountants, independent auditors, on a need to know basis, and to Third Parties in connection with industry studies or reports so long as the information is submitted in aggregate with other System Hotels and not separately identified, without the prior written consent of Licensee, unless compelled to do so by legal process or subpoena. If Licensor breaches the obligations set forth in this Section, Licensor consents to the granting of temporary, preliminary or final injunctions, without Licensee being required to prove actual damages, and acknowledges that Licensee's remedies at law may be inadequate.

                                   ARTICLE 8
                               RESERVATION SYSTEM

8.1 Access. Licensor will provide access to the Reservation System on a basis generally comparable to other System Hotels, which access shall include:

     8.1.1 Acceptance of reservations, and deposit and payment information for the Hotel through the Reservation System for individual customers and groups who contact Licensor either directly or through one of Licensor's reservations or sales offices;

     8.1.2  Referral of reservations for the Hotel through other System Hotels;

     8.1.3 Acceptance of reservations through the Reservation System by Third Parties in the travel industry, such as travel agents;

     8.1.4 Access to communications network between the Hotel and the Reservation System; and

     8.1.5 Such other reservation and/or such communication services as may be made available generally by Licensor to other System Hotels.

8.2 Use. Licensee will use the Reservation System only in the manner as may be prescribed by Licensor from time to time and for the purposes intended herein.

8.3 Exclusivity. Licensee will use only the Reservation System, to the exclusion of all others (i) with respect to the business of the Hotel and (ii) for the purpose of making reservations at other System Hotels. Licensee may establish its own toll free line for taking reservations for customers intending to stay at the Hotel and Licensee may establish its own web site (or participate in web sites established by others) on the Internet for the purpose of accepting reservations for the Hotel. The establishment of a toll free number or web site shall be at the sole expense of Licensee; however, Gross Revenue shall include revenues derived from these sources.

8.4 Reservation System Equipment. Licensee has decided to purchase and install, and thereafter maintain the Fidelio "Opera" Property Management System Software designed to operate on RS 6000 hardware. Licensee will use its best efforts to cause the Fidelio company to enable the "Opera" Software to accommodate certain additional software required by the Licensor which is intended to facilitate interfacing with the Reservation System, enhance customer service and accommodate Regent marketing programs. Such additional software includes: Reservation System interface, Harmony Database Manager and Communications Manager, Centralized Travel Agency Commission Payment System and Airline Partner/Guest Tracking System. Modifications to the Fidelio "Opera" Software, which may be required to accommodate Licensor's current and future requirements, will be made at Licensee's or Fidelio's expense.

8.5 Improvement and Replacement. Licensor may periodically upgrade all or any part of the Reservation System or its Harmony system, or discontinue both or either of them and implement replacement systems. Licensee will immediately purchase, install and maintain the equipment required by Licensor in connection therewith. If Licensor requires the implementation of a replacement system (i) within the first five (5) years of the term of this Agreement, the cost of such replacement system shall be borne solely by Licensor, or (ii) during the sixth
(6th) through tenth (10th) years of the Term of this Agreement, the cost of such replacement shall be shared equally by Licensor and Licensee. This Section 8.5 applies to the Harmony system only if Licensee chooses to install Harmony instead of the "Opera" system referred to in Section 8.4.

8.6 Training. All of Licensee's employees using the Reservation System or Harmony or any replacement systems will undergo training as Licensor may reasonably require to enable such employees to operate the systems as Licensor intends them to be operated.

8.7 Licensor Liability. With regard to the Reservation System, Licensor has no liability whatsoever to Licensee if the Reservation System or Harmony or their replacement systems become inoperable or cease to function for any period of time due to any cause whatsoever other than Licensee's gross negligence or willfull acts or omissions.

8.8 Reservations Priority. Licensee will honor and give comparable priority to reservations made directly to the Hotel with those made through the Reservation System.

8.9 Software Licenses. Licensee will enter into the applicable software licenses or other similar agreements for the use of software programs with respect to Harmony, as may be required by Licensor or Third Parties.


                                   ARTICLE 9
                  MARKETING ADVERTISING RESERVATIONS AND SALES

9.1 RSM Fund. The Marketing Fees, Reservation Fees and other fees designated by Licensor and paid by the Hotel will constitute part of a fund ("RSM Fund") established by Licensor and consisting of similar fees paid by other System Hotels, current and future.

9.2 Use. With respect to the System, the Marks, System Hotels and the Hotel, generally, Licensor will use the RSM Fund for (i) promotion and marketing, (ii) generating business, (iii) developing and conducting training programs, (iv) providing reservation services and (v) paying the RSM Fund's administrative and other expenses. Services to be provided pursuant to such uses include:

     9.2.1 Consulting generally with Licensee with respect to marketing, public relations, training, reservations, sales and customer service.

     9.2.2 Including System Hotels current and future, in the appropriate System directories and in other promotional and advertising material and programs selected by Licensor.

     9.2.3 Soliciting business travel, leisure travel, group, incentive and travel agency business for System Hotels.

     9.2.4 Developing and administering marketing, advertising, sales and promotional programs designed to generate business for System Hotels.

     9.2.5 Developing and conducting public relations programs and activities for the System and System Hotels.

     9.2.6 Developing and making available training, motivational and educational programs and courses with respect to marketing, sales, advertising, customer service, public relations and training for, among others, various categories of employees employed at System Hotels, and holding or conducting meetings periodically with respect to all or any of such programs and courses, all as determined by Licensor at its discretion.

     9.2.7 Organizing, holding and conducting a general business conference for, among others, certain categories of employees employed at System Hotels, all at Licensor's discretion, provided that such conferences will be scheduled at intervals of no less than 12 nor more than 24 months.

     9.2.8 Licensor will develop an annual plan regarding its sales and marketing strategy for the leisure and resort market, and will consult with, seek advice from and consider input from Licensee in the preparation of the plan.

9.3 RSM Fund Expenses. Expenses properly chargeable to the RSM Fund include those with respect to the cost of (i) reservation, marketing and sales personnel performing the services set forth in Section 9.2, (ii) services provided by Third Parties with respect to RSM Fund activities, and
(iii) support services with respect to RSM Fund activities provided by Licensor including, without limitation, accounting, franchising, human resources, public relations, research and analysis and purchasing. Where appropriate, expenses will be allocated proportionate to the time spent on RSM Fund activities or such other basis as determined by Licensor at its discretion (but without mark-up from Licensor's actual cost thereof). Costs include those with respect to production, publication, salaries, benefits, travel, office space, supplies, furniture, furnishings and equipment and communications.

9.4 Accounting. Licensor will collect, manage and disburse moneys collected for the RSM Fund and account for them in separate books of account. Licensor will furnish Licensee with a monthly unaudited and an audited annual statement of the RSM Fund's receipts and disbursements within thirty (30) days and one hundred twenty (120) days after the end of the month or Licensor's fiscal year as applicable. RSM Fund contributions collected in any given year may be spent or carried forward to another year. The RSM Fund is not a trust or escrow account and carries no fiduciary responsibility by Licensor. Licensee has no property rights of any kind with respect to the RSM Fund.

9.5 Loans. Licensor has no obligation under any circumstances to lend money to the RSM Fund, but may do so at its discretion. In addition, Licensor may borrow funds for the same purpose from other Third Parties. Any loan made by Licensor will accrue interest at the prime rate of interest established by Norwest Bank Minnesota, N. A. at the time the loan is made, subject to quarterly adjustments. If the loan is made by a Third Party, then the interest rate will be the rate charged by that Third Party. Any loan made by Licensor does not obligate Licensor to lend money to the RSM Fund in the future for the same, similar, or any other purpose. Licensee will have no obligation regarding any loan except for its obligation to make the fee payments pursuant to Article 6 of this Agreement.

9.6 Marketing Cooperative. Licensee will participate in and contribute to the cost of a marketing cooperative or other form of organization consisting of one or more other System Hotels if and when such cooperative is formed under the direction of, and on a basis established by, Licensor. The purpose of the cooperative will be to conduct and administer advertising and promotions with respect to that group of System Hotels. Licensee must contribute to the marketing cooperative for specific programs that have been approved by at least sixty-six percent (66%) of the total rooms in the group, plus one room or on such other basis as contained in the cooperative's governing documents, or such other basis as may be determined by the cooperative subsequent to its formation.

9.7  Licensee Advertising

     9.7.1 Obligation. Licensee will market, advertise and promote the Hotel locally and regionally on a basis comparable to that done by other System Hotels generally and will use only agencies approved by Licensor, which approval shall not be unreasonably withheld or delayed. Except for Casino programs or advertising not using the Marks, Licensee will submit all marketing, advertising, sales, public relations and promotional materials and programs to Licensor for prior approval, which approval shall not be unreasonably withheld or delayed. Wherever possible, all such marketing, advertising and promotion will include all Reservation System toll free numbers, the System web site information and the RE chain code. If Licensor fails to respond to a request by Licensee for approval of agencies, materials or programs within ten (10) business days of Licensor's receipt thereof, Licensor shall be deemed to have approved the use of such materials, agencies or programs by Licensee.

9.7.2 Coordination. Licensor and Licensee shall work together to coordinate Licensor's regional, national and international marketing and advertising programs with the local programs implemented by Licensee for the Hotel.

9.8 Program Participation and Changes. Licensor may develop new (and eliminate or modify existing) marketing, advertising, sales, customer service, public relations and promotional programs and materials from time to time as it deems in the best interest of the System. Licensee will participate in all such programs and use such materials while they are in effect and discontinue participation or use, as the case may be.

9.9 Third Party Advertising. Licensee will not advertise, permit (where the ability to exercise reasonable control exists) or expressly authorize any Third Party to advertise or promote any businesses, services or products in the Hotel which may have a material negative affect on the System's Image, the Hotel or one more other System Hotels.

9.10 Customer Referral. Whenever possible, Licensee will refer customers to other System Hotels and will use every reasonable means to encourage the use of System Hotels by the public.

9.11 System Promotion. Licensee will display all brochures, promotional and other materials required by Licensor (and which are consistent with the Image) with respect to System Hotels in Hotel guest rooms and public areas as designated by Licensor.

9.12 Other Hotels. Licensee will not promote, market or advertise (nor permit others to do so) any other hotels, hotel systems or hotel companies on the Hotel premises, except for those owned or managed by Licensee and those which appear in publications not materially or specifically produced for that purpose and over which Licensee has no control of content.

9.13 Promotional Access and Use. Licensor may enter the Hotel at all reasonable times upon reasonable notice to take photographs and videotapes of the interior and exterior of the Hotel. Licensor may use them for such purposes as Licensor deems appropriate including advertising, promotional, training, marketing, and public relations, without any compensation to Licensee.


                                   ARTICLE 10
                            SIGNS AND IDENTIFICATION

10.1 Standard. Licensee will install signs and other identification in and about the Hotel identifying the Hotel as a System Hotel. The signs and other identification will be such as to get maximum exposure for the Hotel with respect to the general public using the public streets and highways in and around the Hotel, and to provide identification, guidance and assistance to customers in the Hotel, while maintaining the Image of the Hotel, subject to application zoning and building laws, restrictive covenants, the restrictions imposed by Howard Hughes Corporation and Howard Hughes Properties and other legal requirements.

10.2 Approval. The signs and other identification must conform exactly to the System Requirements in all respects, (subject to applicable zoning and building laws, restrictive covenants, the restrictions imposed by Howard Hughes Corporation and Howard Hughes Properties and other legal requirements), including, without limitation, size, placement and manner of installation, and must be submitted to Licensor for approval prior to their installation, which approval shall not be unreasonably withheld. If Licensor fails to respond to a request by Licensee for approval of a sign or other identification within fifteen (15) days of Licensor's receipt of such request, Licensor shall be deemed to have approved the use thereof by Licensee.

10.3 Modification And Replacement. Licensor has the right to revise and introduce new sign and other identification designs without Licensee's approval (subject to applicable zoning and building laws, restrictive covenants, the restrictions imposed by Howard Hughes Corporation and Howard Hughes Properties and other legal requirements). When this occurs and is communicated to Licensee, Licensee must either modify or replace the then existing signs and other identification with the new or revised ones. If any such revision or introduction of new sign requirements results in a change or discontinuance of the name "Regent" or the logo, then Licensor shall reimburse Licensee for its cost and expenses incurred in complying with this Provision.


                                   ARTICLE II
                         TRAINING-SEMINARS-CONFERENCES

11.1 Hotel Training. Prior to the Opening Date, the Hotel's general manager and those other members of the Hotel's staff primarily responsible for sales, front office, accounting, reservations, human resources, training rooms and food and beverage ("Executive Committee") must satisfactorily complete Licensor's "Regent" "brand-specific" orientation and training program at a location within the continental United States to be determined by Licensor.

11.2 Changes In Management Personnel. Licensee will immediately notify Licensor of any personnel changes in the Executive Committee. At Licensor's request, such additions to or replacements of Executive Committee members who have not attended the orientation and training program must attend and satisfactorily complete one within six (6) months after the member's date of hire, provided that Licensor will endeavor to schedule a group session for Licensee's attendees which will be held no more than once a year.

11.3 Additional Training. The Hotel's general manager and members of the Executive Committee will attend and satisfactorily complete additional training at such locations within the continental United States and times as may be designated by Licensor.

11.4 Expenses. Licensee is responsible for all costs and expenses of employees working at the Hotel or of other persons designated by Licensee incurred in connection with their attendance at any of the orientation and training programs, educational programs and courses, the general business conference, and other programs and meetings authorized or permitted by the Provisions. Such costs and expenses include room and board travel, incidentals, and any reasonable registration, tuition or similar assessments uniformly imposed on all attendees in comparable categories. Notwithstanding the above:

     11.4.1 Orientation, Training and Educational Seminars. When held at the Hotel, Licensee will provide the necessary guest rooms at fifty percent (50%) of the Hotel's then prevailing "rack rate" and all other meeting rooms and facilities at no charge.

     11.4.2 General Business Conference. Licensee will pay the registration fee for the general business conference which covers the Hotel general manager's pro rata share of the cost of meals, guest speakers and trainers, media presentations and similar items even if the general manager does not attend.

     11.4.3 Sales Conferences or Meetings. Unless paid out of the RSM Fund, all costs and expenses for sales conferences or sales meetings will be paid by Licensee, if Licensee chooses to attend.

     11.4.4 Marketing Cooperative Meetings. Unless paid out of the Marketing Cooperative's funds, all costs and expenses for marketing cooperative meetings will be paid by Licensee, if Licensee chooses to attend where the meeting is not a required Cooperative meeting.

                                   ARTICLE 12
                               GOODS AND SERVICES

12.1 Offering. Licensee will offer for sale at the Hotel only such goods and services as prescribed by Licensor so long as those goods or services do not violate any agreements Licensee has with the Howard Hughes Corporation or Howard Hughes Properties. Additional goods and services may be offered, but only with Licensor's prior approval, not to be unreasonably withheld.

12.2 Standards. All goods or services used or offered at the Hotel must meet published System Requirements or, where the System Requirements are not applicable, be consistent with the System Image.

12.3 Suppliers. Unless specifically provided otherwise in the Operating Manuals or this Agreement, Licensee may purchase the goods and services used or offered at the Hotel from any suppliers provided that the goods and services meet the System Requirements. Where the System Requirements are not applicable, the goods and services must be consistent with the System Image. Licensor may require Licensee to submit samples, specifications and other information with respect to any goods or services used by Licensee. If Licensee desires to confirm that any goods or services meet the System Requirements or Image, Licensee may submit samples, specifications and other relevant information to Licensor for evaluation and testing.

12.4 Pricing. Licensor has no control over the price of and terms on which Licensee sells goods and services. Licensee has the right at its sole discretion to determine room rates and all other revenue generating items, including all rates, charges, discounts and those given as complimentary; provided that such right will not be exercised for the purpose of causing
Gross Room Revenue or Gross Revenues to be reduced in order to avoid paying the Fees as set forth in Article 6.


                                   ARTICLE 13
                      LICENSEE'S MISCELLANEOUS OBLIGATIONS

13.1 Credit Cards. Licensee may accept and honor any credit, charge, courtesy or cash cards or other credit devices Licensor in its sole discretion, deems satisfactory and such others as may be required by Licensee. Licensee will enter into all necessary credit card arrangements with the appropriate Third Parties.

13.2 General Business Conference. The Hotel's general manager will attend the System's general business conference. If the general manager does not attend, another representative of Licensee must attend.

13.3 Payment of Obligations. Licensee will pay timely all of its uncontested and liquidated obligations and liabilities as they become due and payable to all Third Parties.

13.4 Operators of Hotel Facilities. Licensee will not engage any Third Parties to operate any food and beverage outlet in the Hotel without Licensor's prior approval, which approval shall not be unreasonably withheld. With respect to the operation of other Hotel facilities, including health clubs, retail shops and offices, Licensee will engage or lease to only qualified and experienced Third Parties and will require these facilities to be operated and maintained in the same manner as if Licensee were operating them directly pursuant to the Provisions. This obligation also applies with respect to facilities located in the complex of which the Hotel is a part and over which Licensee has direct or indirect control through written agreements or otherwise. The food and beverage operators and other commercial tenants listed on Schedule 13.4 attached hereto, are acceptable to and approved by Licensor.

13.5 Periodic Construction. Licensee will periodically perform such Construction by way of major alterations, additions and improvements, modernizing and redecoration, and replacement of the Hotel's furniture, furnishings, fixtures and equipment to maintain the Hotel's compliance with the System Requirements and Image. Except for maintenance and repairs in the ordinary course of business, Licensor will not require such Construction to take place more often than once every five (5) years. Any such Construction will be done in compliance with Article 4. Licensor and Licensee will agree to a date by which any such Construction will be completed, or a reasonable date will be presumed. During any such Construction, Licensee will use all reasonable means to minimize inconvenience to Hotel customers including taking appropriate measures by way of clearly visible and understandable signs or written information distributed to customers stating (i) the nature of the Construction,
(ii) the date by which it will be completed and (iii) apologizing for any inconvenience.

13.6 Maintenance. Licensee will keep the Hotel in good order and repair and in a neat, clean, attractive, safe and sanitary condition.

13.7 Uniforms. Licensee will require its employees to wear and keep their uniforms or other personal clothing clean and neat while on duty at the Hotel.

13.8 Business Hours. The Hotel will be open for business twenty-four (24) hours a day seven (7) days a week.

13.9 Personnel. Licensee will hire as the Hotel's General Manager only persons with qualifications and experience in the management of luxury hotels. For all other positions, Licensee will hire qualified people who, with the proper training, will perform their responsibilities consistent with their peers at other System Hotels. Licensee will employ a sufficient number of adequately trained and competent personnel as measured by other System Hotels under reasonably comparable conditions and circumstances.

13.10 Management Company. Licensee will operate the Hotel directly or through a management company approved by Licensor, which approval will not be unreasonably withheld. If the management company is an Affiliate of Licensee, Licensor's approval shall be presumed.

13.11 Level of Service. The employees at the Hotel must provide efficient, courteous and high-quality service to Hotel customers commensurate with the scope and levels of service within the System.

13.12 Costs and Taxes. Unless specifically stated otherwise in this Agreement, all costs, expenses and taxes incurred or assessed with respect to the Hotel, Licensee's business or Licensee's compliance, with the Provisions are Licensee's sole responsibility.


                                   ARTICLE 14
                  OPERATING MANUAL - CONFIDENTIAL INFORMATION

14.1 Right to Use. Licensor will provide Licensee with either ten (10) actual copies of the Operating Manuals or access through electronic or other means. Upon the expiration or a termination for any reason, Licensee will return all copies of the Manuals to Licensor or, at Licensor's request, destroy them. Licensee will not use the manuals for any purpose other than with respect to the operation of the Hotel.

14.2 Revisions. Licensor may revise, update, amend, change, modify or supplement the Operating Manuals at any time but only in a manner consistent with the Image. In the event of any dispute regarding the manuals, the terms of the master copy of the manuals maintained by the Licensor will be controlling in all respects.

14.3 Maintenance. Licensee will keep its copies of the Operating Manual current and up to date with contents as made available by Licensor.

14.4 Confidential and Proprietary Information. Confidential and Proprietary Information includes the Operating Manuals, this Agreement, and all other Communications (as defined below) to Licensee which are either labeled confidential, proprietary, trade secret or with a similar designation, or which are known (or should reasonably be known) by Licensee as not being made generally available to Third Parties other than to those involved in System Hotels. Communications may be in writing, oral or electronic form and include information, knowledge, know-how, drawings, materials, technology, equipment, marketing plans, strategic plans, methods, procedures, specifications, employee manuals, policy manuals, techniques, computer programs and systems.

14.5 Ownership. As between Licensor and Licensee, Licensor owns all Confidential and Proprietary Information. Licensee will make no claim and has no rights with respect thereto other than those which are expressly authorized or granted in writing by Licensor.

14.6 Non-Disclosure. Licensee may divulge Confidential and Proprietary Information only to employees, agents, representatives, attorneys, contractors and partners who must have access to such information in order to perform their responsibilities with respect to their employment at the Hotel, and pursuant to the requirements of all governmental authorities having jurisdiction. Licensee, at all times during the Term and thereafter, will use all reasonable means to protect the confidentiality of the Confidential and Proprietary Information and will not communicate, divulge or use it for the benefit of any Third Party, nor make any copy, duplication, record, or reproduction available to any unauthorized Third Party.


                                   ARTICLE 15
                                  INSPECTIONS

15.1 Licensor's Inspection Rights. Licensor may enter the Hotel at all reasonable times upon reasonable prior notice to determine whether Licensee is complying with, and that the Hotel is being operated in accordance with, the Provisions. For this purpose and without limitation, Licensor is entitled to take photographs and videotapes of the interior and exterior of the Hotel, to examine and experience representative samples of goods and services sold or used at the Hotel, to examine and evaluate the quality of the training provided to employees at the Hotel and to interview the employees. Licensor will provide Licensee a written report based on each inspection.

15.2 Costs. During no more than two (2) inspections per year, Licensee will provide a reasonable number of Licensor's employees with lodging, meals and other necessary incidental services at the Hotel at no charge. When such inspections are conducted by a Third Party retained by Licensor, Licensee will pay all reasonable and necessary costs incurred by the Third Party with respect to the inspection as invoiced to Licensor, including travel, lodging, meal and professional costs.

                                   ARTICLE 16
                       LICENSOR'S MISCELLANEOUS SERVICES

16.1 Grand Opening Assistance. At Licensee's request, Licensor will assist Licensee, at no additional cost to Licensee, with the initial announcements and events with respect to the signing of this Agreement, its grand opening ceremony and related public relations and publicity for the pre-opening and opening of the Hotel.

16.2 General Consulting. At Licensee's request, and to the extent Licensor makes such services available, Licensor will consult generally with Licensee, at no additional cost to Licensee, with respect to areas that are customarily the subject of hotel operations including marketing, operations, public relations, training, housekeeping, kitchen and laundry, maintenance, signage, purchasing, accounting, food and beverage, reservations, sales, security and loss prevention and administration. In connection with such consulting, Licensor will visit the Hotel at least once a year to consult with Licensee and the Hotel staff with respect to these subjects, the use of the System and the benefits to be derived. During such visits, Licensee will provide Licensor's employees with lodging, meals and other incidental services at the Hotel at no charge.

16.3 Project Consulting. At Licensee's request and to the extent Licensor makes the services available to other System Hotels, Licensor will provide, at no additional cost to Licensee, more in-depth consulting with respect to specific areas which are customarily the subject of hotel operations, but on a cost and expense reimbursement basis mutually agreed to at the time of the request.

16.4 Purchasing. Licensor will provide, at no additional cost to Licensee, access to its Affiliates which arrange purchasing programs for System Hotels. Such programs include various Hotel services, operating supplies, equipment, signage, furniture, fixtures and furnishings all as determined by the Affiliates. Licensee is under no obligation to use these programs except those which are a part of the System Requirements.

16.5 Marketing and Sales Services. Licensor shall (i) include the Hotel in all local, regional and worldwide tactical promotional and advertising programs directed at the business, leisure and meetings market, if Licensor reasonably deems such inclusion is suitable and beneficial to the market in which the Hotel operates, (ii) include the Hotel in Licensor's worldwide strategic promotional and advertising programs, (iii) include the Hotel in any other marketing, advertising and promotional programs which Licensor may offer to other System Hotels from time to time, (iv) represent and promote the Hotel through Licensor's worldwide sales offices and (v) include the Hotel in its strategic promotional program for preferred guests including, without limitation, the Hotel in all promotional materials distributed to participants or members in such program.

16.6 Additional Services. From and after the Effective Date of this Agreement, Licensor shall make available to Licensee, such additional services as are generally made available to other System Hotels by employees of Licensor or its Affiliates or by independent contractors engaged by Licensor. The charges for any such services shall be consistent with charges for such services to other similarly situated System Hotels.


                                   ARTICLE 17
            BUSINESS AND LEGAL RELATIONSHIP - OPERATION AND CONTROL

17.1 Independent Contractor. Licensor and Licensee are each independent contractors. They do not intend to create any relationship of joint venturers, partners, agents, servants, employees, fiduciaries or representatives of each other. Any Provision which may be interpreted to create any such relationship is hereby disavowed. Licensee will not make any agreements, representations or warranties in the name of or on behalf of Licensor nor represent that their relationship is other than that of licensor and licensee.

17.2 Evidence of Relationship. Licensee will hold itself out to the public and its employees as an independent contractor by, without limitation:

     17.2.1 Clearly identifying itself to third parties as a licensed, independently owned and operated entity with respect to the ownership and operation of the Hotel on all checks, stationery, purchase orders, receipts, promotional materials, envelopes, letterhead, business cards, invoices and other written materials.

     17.2.2 Displaying the Regent Licensee Plaque in the front desk area so as to be clearly visible to the general public, and a similar notice in each guest room of the Hotel so as to be clearly visible to the customers using the rooms.

     17.2.3 Maintaining a notice on the employee bulletin board clearly visible to Hotel employees, identifying the correct name of their employer and clearly stating that neither Regent Hotels Worldwide, Inc. nor any of its Affiliates is the employer.

17.3 Licensee's Control. Licensee has the sole right and responsibility for the manner and means by which the day-to-day operation of the Hotel is determined and conducted and for achieving Licensee's business objectives. Subject to any approval, inspection and enforcement rights reserved to Licensor, this right and responsibility includes the employment, supervision, setting the conditions of employment and discharge for Licensee's employees at the Hotel, daily maintenance, safety concerns, and the achievement of conformity with the System Requirements and Image.

17.4 Licensor's Approval and Enforcement. Licensor's retention and exercise of the right to approve certain matters, inspect the Hotel and its operation and enforce Licensor's rights exists only to the extent necessary to protect Licensor's interest in the System, the Marks, the System's Image and the goodwill with respect thereto, for the benefit of Licensor and the System. Neither the retention nor the exercise is for the purpose of establishing any control, or the duty to take control, over those matters which are clearly reserved to Licensee, nor shall they be construed to do so.

                                   ARTICLE 18
                         LICENSOR'S TERMINATION RIGHTS

18.1 Default - No Opportunity to Cure. Each of the following events, without limitation, constitutes a material Default by Licensee which entitles Licensor to terminate this Agreement immediately upon notice to Licensee without any opportunity to cure the Default.

     18.1.1 Attempting a termination without first complying with the Provisions with respect to proper termination, or upon a determination by a court of competent jurisdiction that Licensee's attempted termination was wrongful.

     18.1.2 Opening the Hotel and commencing operations in violation of Section 4.8.

     18.1.3 Licensee is convicted of, or pleads guilty or no contest to, a felony or other crime that has a material adverse effect on the Hotel or materially impairs the goodwill associated with the System, the Image and the Marks.

     18.1.4 Filing a petition or pleading under the bankruptcy or insolvency laws of jurisdiction or such a petition is filed against, and is not opposed by, Licensee.

     18.1.5 Appointment of a permanent or temporary conservator, receiver or trustee for the Hotel or all or substantially all of Licensee's property by any court having jurisdiction.

     18.1.6 An assignment for the benefit of creditors or making a written statement to the effect that Licensee is unable to pay its debts as they become due.

     18.1.7 A levy, execution or attachment is issued against all or part of the Hotel, or all or substantially all of Licensee's property, and is not released, stayed or satisfied within 15 days.

     18.1.8 A material final judgment against Licensee remains unsatisfied for sixty (60) days or longer without being discharged, vacated, reversed or stayed.

     18.1.9  Licensee is dissolved.

     18.1.10 The foreclosure of any lien or mortgage against the Hotel which is not dismissed within sixty (60) days, or without security being provided in an amount and on terms and conditions satisfactory to Licensor.

     18.1.11 Ceasing to do business or otherwise Abandoning the Hotel business.

     18.1.12 Failure to commence Construction of the Hotel by the Construction Commencement Date without an extension being granted by Licensor.

     18.1.13 Failure to open the Hotel by the Opening Date designated in
     Section 4.8 without an extension being granted by Licensor.

     18.1.14 The third Default by Licensee within a twelve (12) month period, provided that in each case, notice of the Default was given, where required.

     18.1.15 Intentionally understating or underreporting Gross Revenue or Gross Room Revenue.

     18.1.16 Failure to cure any Default which materially impairs the goodwill associated with the Marks within 24 hours of notice of the Default.

     18.1.17 Failure to comply with the Provisions with respect to Transfer.

18.2 Default - Opportunity to Cure. Each of the following events, without limitation, constitutes a material Default by Licensee which entitles Licensor to terminate this Agreement by notice to Licensee and upon the expiration of the cure period which, unless stated otherwise, is thirty (30) days from the date of the notice.

     18.2.1 Failure to pay any fees or other amounts owed to Licensor when due and fails to make the payment within ten (10) days after notice.

     18.2.2 Failure to operate the Hotel directly or through a management company approved by Licensor.

     18.2.3  Failure to comply with the Construction Requirements for the Hotel.

     18.2.4  Unauthorized use of the Marks or System.

     18.2.5  Failure to comply with the System Requirements.

     18.2.6  Failure to submit Financial Statements and Reports when due.

             18.2.7  Failure to comply with laws under Sections 4.10 and 3219.

             18.2.8 Refusal to allow Licensor to conduct an inspection or audit as permitted under this Agreement.

             18.2.9 Repeated failure to timely pay any of its uncontested obligations or liabilities due and owing to one or more Third Parties.

             18.2.10 Failure to comply with Sections 8.1, 8.2 and 8.3.

             18.2.11 Failure to comply with (i) any other material Provision or any System Requirement, or (ii) a sufficient number of non-material Provisions which, collectively, constitute materiality or evidences a disregard for the System, the Image and the Marks. If Licensee's breach or non-compliance cannot reasonably be cured within the thirty (30) day period after notice from Licensor, and if Licensee has, in good faith, commenced to cure within said thirty (30) day period, Licensee shall have a reasonable additional period of time within which to cure provided Licensee is diligently continuing to cure the Default during such additional time period.

             18.2.12 If the Hotel fails an inspection conducted pursuant to
             Article 15, Licensor will schedule a second inspection to take place not less than 90 nor more than 180 days after the date the inspection report has been delivered to Licensee ("Inspection Cure Period"). The Inspection Cure Period will be established by Licensor in a reasonable, good faith manner, with consideration given to the nature of the failures and Licensee's ability to cure them. If Licensee fails to correct the conditions which caused the failure, in all material respects, Licensor may terminate upon notice without further opportunity to correct the failures.

             Futhermore, nothing in this Section 18.2.12 prevents Licensor from exercising any other termination rights it has under this Agreement for any Default regardless of whether the Default was one of the conditions included in determining whether the Hotel failed an inspection.

18.3 Effective date of Termination. The effective date of termination is as follows:


             18.3.1 With respect to Section 18.1, on the date set forth in the notice.

             18.3.2 With respect to Section 18.2, upon the expiration of the cure or grace period set forth in the notice without Licensee having cured the Default.

18.4 Suspension of Services. In addition to any other remedies Licensor has, Licensor, upon any material Default by Licensee and the expiration of any applicable grace or cure period, after fourteen (14) days notice to Licensee, may suspend the services of the Reservation System, expenditures of the RSM Fund for the Hotel's benefit and any other services Licensor is required to provide, until the Default is cured, all without any liability to Licensee whatsoever, other than that arising from Licensor's gross negligence or willful misconduct.

                                   ARTICLE 19
                         LICENSEE'S TERMINATION RIGHTS


19.1 Default -- No Opportunity to Cure. Each of the following events, without limitation, constitutes a material Default by Licensor which entitles Licensee to terminate this Agreement immediately upon notice to Licensor without any opportunity to cure the Default.

      19.1.1 Attempting a termination without first complying with the Provisions with respect to proper termination, or upon a determination by a court of competent jurisdiction that Licensor's attempted termination was wrongful.

      19.1.2 Licensor is convicted of, or pleads guilty or no contest to, a felony or other crime that has a material adverse affect on the Hotel or materially impairs the goodwill associated with the System, the Image and the Marks, or Licensee's gaming license.

      19.1.3 Filing a petition or pleading under the bankruptcy or insolvency laws of jurisdiction or such a petition is filed against, and is not opposed by, Licensor.

      19.1.4 Appointment of a permanent or temporary conservator, receiver or trustee for all or substantially all of Licensor's property by any court having jurisdiction.

      19.1.5 An assignment for the benefit of creditors or making a written statement to the effect that Licensor is unable to pay its debts as they become due.

      19.1.6 A levy, execution or attachment is issued against all or substantially all of Licensor's property, and is not released, stayed or satisfied within 15 days.

      19.1.7 A material judgment against Licensor remains unsatisfied for sixty (60) days or longer without being discharged, vacated, reversed or stayed.

      19.1.8   Licensor is dissolved.

      19.1.9 The foreclosure of any lien or mortgage against all or substantially all of Licensor's assets which is not dismissed within sixty
      (60) days, or without adequate security being provided.

      19.1.10  Ceasing to do business.

      19.1.11 The third Default by Licensor within a twelve (12) month period, provided that in each case, notice of the Default was given, where required.

      19.1.12  Failure to comply with the Provisions with respect to Transfers.

      19.1.13 Licensor sends Licensee a notice to cease using all or a material part of the Marks pursuant to Section 5.4 above, or if Licensor otherwise fails to maintain all rights necessary to grant Licensee the continuing right to use all or substantially all of the Marks and the System as provide in this Agreement.

19.2 Default -- Opportunity to Cure. Licensee may terminate this Agreement by notice to Licensor if Licensor fails to perform any material Provisions, and such failure continues for a period of thirty (30)) days after notice to Licensor setting out the failure in reasonable detail, provided that if Licensor's breach or failure to perform cannot reasonably be cured within the thirty (30) day period after notice from Licensee, and if Licensor has, in good faith, commenced to cure within said thirty (30) day period, Licensor shall have a reasonable additional period of time within which to cure provided Licensor is diligently continuing to cure the Default during such additional time period. The termination is effective upon the date set forth in the second notice.

                                   ARTICLE 20
                   CONSEQUENCES OF TERMINATION OR EXPIRATION

20.1 LICENSEE'S OBLIGATIONS. Upon expiration or termination, Licensee will immediately do the following, without limitation:

     20.1.1 Pay all amounts due and owing and submit any missing Reports to Licensor or its Affiliates.

     20.1.2 Cease operating the Hotel as a System Hotel and stop representing the Hotel to the public or holding it out as a System Hotel or a former System Hotel.

     20.1.3 Cease using, and return or destroy the Operating Manuals as instructed by Licensor.

     20.1.4 Cease using the Marks and return, remove or destroy, as instructed by Licensor (i) all manuals, brochures, advertising and promotional and all other printed materials containing the Marks, (ii) all signs, operating supplies, equipment, and other items containing the Marks, and (iii) anything else which might result customers continuing to identify the Hotel as a System Hotel, and also cover anything bearing the Marks or otherwise identified as being associated with the System which cannot be removed on the expiration or termination date until it can be removed. Notwithstanding the above, Licensee, if requested by Licensor, will sell Licensor any of such items at Licensee's cost.

     20.1.5 Cancel any assumed or fictitious name or equivalent registration and sign a statement acknowledging the termination of, or take the appropriate steps to terminate, any Registered User or similar Agreement.

     20.1.6 Cease using the telephone numbers for the Reservation System for the Hotel.

     20.1.7 If the termination is by reason of Licensee's Default, Licensor and Licensee agree that damages will be difficult to determine and, as a result, Licensee will pay to Licensor a lump sum payment as liquidated damages and not as a penalty, as Licensor's sole and exclusive remedy for such Default. The payment will be in an amount equal to the average of the total of the Continuing Fee, Reservation Fee and Marketing Fee payable per month over the twelve 12 months immediately preceding the month in which the termination occurs, multiplied by the lesser of the 84 months or the number of months remaining in the Term ("Calculation Period"). If the Hotel has not opened as a System Hotel or has been open as a System Hotel for less than one year at the time of termination, the amount will be equal to the average of the total of such fees per room for the months open multiplied by the number of rooms in the Hotel, and multiplying that by the Calculation Period. The amount calculated will be discounted to the present value using the prime rate published in the Wall Street Journal for the last business day of the month immediately preceding the date of termination.

20.2 LICENSOR'S RIGHTS. If Licensee fails to comply with Section 20.1 within ten (10) days of the effective date of termination or expiration of this Agreement, Licensor may (i) enter the Hotel or other premises of the Licensee to take the action contemplated by Sections 20.1.4 and 20.1.5 and (ii) notify the telephone company and all listing agencies that Licensee no longer has the right to use all telephone numbers and all classified and other directory listings under the "Regent" name and the Marks.

                                   ARTICLE 21
                              TRANSFERS GENERALLY

21.1 DOCUMENTS.

     21.1.1 No Transfer requiring Licensor's consent or approval pursuant to the terms of this Agreement will be effective until Licensor receives fully executed copies of all documents relating to the Transfer and Licensor either notifies Licensee and the Transferee or (i) that all conditions imposed on the Transfer have been fulfilled and the Transfer is approved, or (ii) that Licensor is waiving the requirements for approval.

     21.1.2 Within ten (10) days of any Transfer requiring Licensor's approval, Licensee will notify Licensor of the Transfer and the name of the Transferee. In addition, as a condition to the Transfer, Licensee will require the Transferee to enter into an agreement with Licensor establishing privity of contract with respect to this Agreement.

21.2 OWNERS. Licensee will keep Licensor informed at all times of the identities and percentage interests of each direct or indirect Owner, legal and beneficial, of (i) a ten percent (10%) or greater Limited Partnership Interest in Licensee, and (ii) a twenty percent (20%) or greater Equity Interest in the General Partner.

21.3 RESTRICTIONS ON TRANSFERS. Licensor has entered into this Agreement based on negotiations which are specific to the circumstances and relationship between Licensor and Licensee as well as those which apply generally to all System Hotels. As a result, the restrictions imposed on any Transfer are reasonable and necessary to enable Licensor (i) to take the relationship with any Transferee into account with respect to (a) the decision whether to allow the Transfer, (b) the decision whether to allow the Transfer of this Agreement or require the Transferee to sign a new agreement and (c) the terms of any new license agreement, and (ii) to protect the goodwill associated with the System, the Marks and the Image for the benefit of Licensor, Licensee and Third Parties who own and operate System Hotels.

                                   ARTICLE 22
                             TRANSFERS BY LICENSOR

Licensor may Transfer its interest in this Agreement without Licensee's approval, provided that such Transferee, in writing or by operation of law, succeeds to all of Licensor's right, title and interest in and to, and assumes all of Licensor's obligations under, this Agreement. Licensor will provide Licensees with written notice of any such Transfer within five (5) business days after its effective date. The Transferee will be required to fully perform the Provisions upon any such Transfer.

                                   ARTICLE 23
                              TRANSFERS TO FAMILY

Notwithstanding anything in this Agreement to the contrary and specifically any of the Articles with respect to Transfers, any Limited Partner who is a natural person, may make any Transfer as part of his or her estate or tax planning to his or her descendants, family members or trusts for the benefit of family members, without Licensor's approval, provided that the following conditions are met:

23.1 Notice. The Transferor must notify Licensor of the occurrence of the Transfer and the name of the Transferee within five (5) business days after the Transfer is made.

23.2 No Default. Licensee must not be in Default of any material Provisions of this Agreement.

23.3 Voidable Transfer. Any Transfer made by a Limited Partner pursuant to this
Article 23 but without compliance with the conditions set forth herein, shall be voidable by notice from Licensor to Transferor.


                                   ARTICLE 24
                       TRANSFER OF AGREEMENT BY LICENSEE

Licensee may Transfer this Agreement to any Third Party only in conjunction with and contingent upon a Transfer of the Hotel permitted under Article 25 or a Transfer of Equity Interests permitted under Article 26.

                                   ARTICLE 25
                               TRANSFER OF HOTEL

25.1 No Approval Required. Licensee may Transfer the Hotel (which for purposes of this Agreement includes a Hotel Management Agreement with an Affiliate pursuant to which such Affiliate shall assume, undertake and carry out all management and operational responsibilities with respect to the Hotel) to any Affiliate of Licensee or to an Affiliate of the Parent Corporation or Ultimate Parent, without Licensor's prior approval, provided that Licensee shall notify Licensor of any such Transfer within five (5) business days after the consummation thereof. Upon receipt of such notice, Licensor, Licensee and the Transferee shall enter into a written agreement whereby Licensee and Transferee agree to be jointly and severally liable for the performance of all applicable Provisions of this Agreement and agreeing that any subsequent Transfers by the Transferee will be subject to the terms of this Agreement.

25.2 Transfers Requiring Approval. Other than as permitted by Section 25.1, Licensee may Transfer, voluntarily or involuntarily, the Hotel or substantially all of the assets of the Hotel (which may include a Transfer of this Agreement) only with Licensor's prior approval. To obtain such approval, Licensee must give Licensor sixty (60) days prior written notice of the proposed Transfer which notice must include an application by the Transferee on the form prescribed by Licensor. If Licensor fails to respond to a request for approval under this Section 25.2 within sixty (60) days after Licensee's request, Licensor's approval shall be deemed to have been given. Any attempt to Transfer the Hotel by Licensee that is not specifically permitted under this Article is void and a breach of this Agreement Licensor's unwillingness to approve a proposed Transfer of the Hotel is deemed to be reasonable only if one or more of the following conditions are met as of the effective date of the Transfer:

     25.2.1 Licensee is not current in the payment of all monetary obligations owed to Licensor or its Affiliates in connection with this Agreement or any other material agreement with a Third Party relating to the Hotel.

          25.2.2    Licensee is in material Default under this Agreement.

          25.2.3 The Transferee does not enter into an agreement with, and in a form satisfactory to, Licensor, whereby Transferee assumes all of Licensee's obligations to Licensor under this Agreement and in any other material agreements with Licensor or its Affiliates relating to the Hotel.

          25.2.4 The Transferee is not or will not become the Owner of all or substantially all of the assets comprising the Hotel.

          25.2.5 In Licensor's reasonable, good faith determination, the Transferee does not meet the standards reasonably established by Licensor for a new licensee, including financial capacity, or Licensee fails to provide to Licensor such information as Licensor reasonably requires to confirm that Transferee meets such standards.

          25.2.6 At the time of the proposed Transfer, the Hotel does not meet or exceed Licensor's requirements with respect to construction and maintenance.

          25.2.7    The Transferee is a competitor of a Licensor.

          25.2.8 Any new General Manager or Executive Committee Member to be engaged by the Transferee does not attend Licensor's orientation and training program.

          25.2.9 Licensee, at the time the request for approval is made, has not paid a non-refundable transfer fee of $5,000.

          25.2.10 Licensee and Licensor have not signed and delivered to each other a general, mutual release on a form and upon terms and conditions acceptable to Licensor and both of them.

25.3 Permitted Transfer of Hotel. The Hotel may be transferred by foreclosure or deed in lieu of foreclosure (which may include a Transfer of this Agreement) without Licensor's consent. Licensor shall at the request of any holder or holders of a mortgage or deed of trust against the Hotel, or any party of parties who intend to make a loan secured by the Hotel, (hereinafter collectively a "Mortgagee") enter into a non-disturbance and attornment agreement with any Mortgagee containing terms reasonably satisfactory to such Mortgagee and Licensor. Such non-disturbance and attornment agreement shall include provisions requiring that, if the Mortgagee or an affiliate of Mortgagee acquires title to the Hotel under its security documents, pursuant to applicable law or under a deed in lieu of foreclosure, the Mortgagee or such affiliate will assume all of Licensee's obligations under this Agreement arising from events occurring during the period of time such Mortgagee or affiliate holds title to the Hotel and that Licensor will continue to perform its obligations under this Agreement following such Acquisition of title to the Hotel. Nothing set forth in this Agreement shall require Licensor's consent to the granting, execution or delivery of any mortgage, deed of trust or security agreement encumbering the Hotel or this Agreement.

25.4      Release of Licensee.  If a Transfer is properly made under Sections
25.2 and 25.3, then Licensee will be released from all obligations under this Agreement accruing from and after the effective date of the Transfer. This release does not apply to those obligations that expressly survive the termination or expiration of this Agreement.

                                   ARTICLE 26
                          TRANSFER OF EQUITY INTERESTS


26.1 TRANSFER OF LIMITED PARTNERSHIP INTERESTS. Limited Partners may Transfer their Limited Partnership Interests, without the prior consent of Licensor, provided that at the time of any such Transfer, Licensee is not in material Default under this Agreement and the Transferee of the Limited Partnership Interests is not a competitor of Licensor.

26.2 TRANSFER OF EQUITY INTERESTS IN GENERAL PARTNER, PARENT CORPORATION OR ULTIMATE PARENT. Up to fifty percent (50%) of the Equity Interests in General Partner, Parent Corporation or Ultimate Parent may be transferred to Third Parties not affiliated with Ultimate Parent without the prior consent of Licensor provided (i) that Licensee is not in material Default under this Agreement, (ii) that no such Transfer is to a competitor of Licensor and (iii) that such Transfer does not result in the General Partner, Parent Corporation or Ultimate Parent ceasing to be an Affiliate of Licensee.

26.3 APPROVAL REQUIRED. Except as permitted by Section 26.1 or 26.2 above, no Transfer of any Equity Interest in the General Partner, Parent Corporation or Ultimate Parent, nor the Transfer of the General Partner's Equity Interest in Licensee, shall take place unless Licensee gives Licensor sixty (60) days written notice before the proposed Transfer and the Transfer is permitted under the conditions set forth below. Any attempt to Transfer not specifically permitted under this Agreement is void and a breach of this Agreement. If Licensor fails to respond to a request for consent under this Section 26.3 within sixty (60) days after request, Licensor's consent shall be deemed to have been given. Licensor's unwillingness to consent to such a Transfer is deemed to be reasonable only if one or more of the following conditions is met:

        26.3.1 Licensee is not current in the payment of all monetary obligations owed to Licensor or its Affiliates in connection with this Agreement or any other material agreement with a Third Party relating to the Hotel.

        26.3.2  Licensee is in material Default under this Agreement.

        26.3.5 At the time of the Transfer, the Hotel does not meet or exceed Licensor's requirements with respect to construction and maintenance.

        26.3.6  The Transferee is a competitor of Licensor.

26.4    TRANSFER OF EQUITY INTERESTS TO THE PUBLIC. Notwithstanding Section
26.3 above, the General Partner, Parent Corporation and Ultimate Parent shall each have the right to offer and issue Equity Interests to the public and Licensee shall have the right to offer and issue Limited Partnership Interests or other interests and securities to the public, pursuant to a public offering under federal and state securities laws or the laws of any other governmental authority having jurisdiction (or their exemptions) without the prior consent or approval of Licensor, under the following conditions:

        26.4.1 Licensee will provide Licensor with a copy of the proposed offering circular, prospectus or other documents required to be provided in lieu thereof( ("Prospectus") for Licensor's review and comments regarding the description of this Agreement and of Licensee's relationship with Licensor contained therein, at least thirty (30) days prior to the time that the Prospectus is filed with any state securities commission, the United States Securities and Exchange Commission or any other governmental authority having jurisdiction. If Licensor fails to provide comments to Licensee within ten (10) business days after the Prospectus is provided to Licensor, Licensor shall be deemed to have waived its right to comment thereon.

        26.4.2 Any use of the Marks, and any reference to Licensee of this Agreement must be for reference purposes only, must be submitted to Licensor for prior approval and must not give the impression that Licensor endorses, authorized or is participating in the offering in any way.

        26.4.3 Licensee must agree in writing to fully indemnify Licensor with respect to the offering, other that with respect to liabilities caused by or related to language required by Licensor to be included in the Prospectus.

        26.4.4 Licensee must not be in Default of any material Provisions of this Agreement at the time of the offering.

                                   ARTICLE 27
                                  CONDEMNATION

27.1 TERMINATION. Licensee will give Licensor notice of any proposed taking or sale in lieu thereof by eminent domain in the United States within five (5) business days after Licensee becomes aware of the possibility. If the Hotel or a substantial part thereof is taken or sold and this renders it impractical or impossible for Licensee to continue to operate the Hotel as a System Hotel, Licensor or Licensee may terminate this Agreement without payment of a termination fee or damages related to early termination (except as set forth in Section 27.2), by notice to the other party, given within thirty (30) days of the taking or sale. If the Hotel is able to continue to operate as a hotel in a manner substantially similar to that existing prior to a partial taking, Licensee will perform whatever Construction is reasonably necessary to make it a System Hotel and bring it into compliance with this Agreement.

27.2    COMPENSATION. To the extent permitted by law and notwithstanding
Section 27.1, Licensee will pursue on Licensor's behalf, a claim for compensation which includes Licensor's lost Continuing Fee income and pay any amount so recovered to Licensor. If Licensor is allowed to pursue such a claim on its own behalf, Licensor will do so and Licensee will not include such a claim on its own behalf. Licensee will cooperate with Licensor with respect to either of these efforts.

27.3    NEW LICENSE. If this Agreement is terminated pursuant to Section
27.1, and License was not in Default, Licensor may grant Licensee a License for a new hotel provided that Licensee file an application with Licensor. Licensor will review the application in accordance with its then current standards, criteria and requirements. If the application is approved, Licensor and Licensee will enter into a new license agreement on Licensor's then current form which will contain Licensor's then current terms in all respects except for manually agreed to changes. Licensor will respond to Licensee's application for such new location within six months of its submittal.

                                   ARTICLE 28
                                    CASUALTY

28.1 TERMINATION OR CONSTRUCTION. If the Hotel suffers minor damage by fire or other casualty, Licensee will promptly perform whatever Construction is reasonably necessary to bring the Hotel in compliance with this Agreement. If the Hotel is destroyed or substantially damaged so that the damage cannot be repaired within eighteen (18) months of the date the damage occurred, either Licensee or Licensor, may terminate this Agreement by notice given to the other within forty-five (45) days of the date of the damage or destruction. Such termination is without liability for damages related to premature termination.

If either party elects to terminate, all fees and other amounts due or accrued through the cessation of operation shall be paid (i) within thirty (30) days of the date of cessation if the notice is given before the cessation, or (ii) at the time notice is given if the cessation has already occurred.

28.2 Term. If the Hotel or any portion is closed in order to repair minor damage, the Term is not affected by such closing.

                                   ARTICLE 29
                                   INSURANCE

29.1 Policy Coverage and Amount. Licensee will maintain (i) commercial general liability insurance (with products, completed operations and independent contractors coverage) and comprehensive automobile liability insurance, all on an occurrence and per location basis with single-limit coverage for personal and bodily injury and property damage of at least $15,000,000.00 per occurrence, and (ii) liquor liability/dram shop insurance with limits of not less than $15,000,000.00 per occurrence. The policies must also provide for the following:

     a) Licensor and its Affiliates designated by Licensor must be named as additional insureds.

     b) Licensor must receive thirty (30) days prior written notice of any cancellation, non-renewal and material changes.

     c) The deductible for any base policy cannot exceed US $25,000.00 and the deductible on any umbrella policy cannot exceed U.S. $3,000,000.00.

29.2 General Contractor's Liability Insurance. Prior to the start of any Construction, Licensee will require the general contractor for the initial construction and any major renovation in excess of $10,000,000 to procure and maintain commercial general liability insurance (including products, completed operations and independent contractors coverage) with limits of at least US $15,000,000.00 naming Licensor and its Affiliates as additional insureds, and statutory workers' compensation insurance with employer's liability limits of at least US $500,000.00. For any subsequent construction, Licensee will exercise reasonable business judgement in determining required insurance coverage and policy limits.

29.3 Other Insurance. Licensee will also procure and maintain (i) all insurance required under any lease, mortgage, deed of trust, contract for deed or any other legal contract with respect to the Hotel, (ii) "all risk" property insurance on the Hotel with extended coverage and replacement cost endorsements, (iii) business interruption insurance covering Licensor's fees, with Licensor named as a loss payee with respect to those fees, and (iv) statutory workers' compensation insurance with employer's liability limits of at least US $500,000.00.

29.4 Evidence. Licensee will provide Licensor with original certificates of insurance acceptable to Licensor evidencing that the policies are in effect at the earlier of (i) the start of Construction or (ii) the Opening Date, and at least thirty (30) days prior to the expiration of any policy.

29.5 Qualifications. All insurance companies must have a Best Rating of A-V or better.

29.6 Licensee's Risk. The policies required are for Licensor's benefit and protection. Licensor makes no warranty or representation that the policies are adequate for Licensee's needs whatsoever. Licensee assumes all risks in this respect and with respect to any self-insurance program, and waives all claims against Licensor with respect to these matters whatsoever.

29.7 Changes. Licensor reserves the right to request reasonable modifications to the insurance requirements comparable to industry standards for similar properties in the Clark County, Nevada market.

                                   ARTICLE 30
                                INDEMNIFICATION

30.1 Indemnification By Licensee. Licensee will indemnify and hold Licensor harmless from and against all claims, lawsuits, damages, obligations, liability, actions and judgments alleged by any person or entity against Licensor arising out of, as a result of or in connection with Licensee's negligence or the operation of Licensee's Hotel, or any business conducted by Licensee pursuant to this Agreement. Further, in any such action, Licensee will indemnify and reimburse Licensor for all costs incurred by Licensor in the defense of any claim brought against it or in any action in which it is named as a party including, without limitation, reasonable attorney's fees, investigation expenses, court costs, deposition expenses, and travel and living expenses.

Licensee assumes sole and complete responsibility for and will indemnify and hold harmless Licensor and its Affiliates against and from all payments of money, including those with respect to fines, penalties, taxes, losses, damages, costs, expenses (including reasonable attorney fees, investigation expenses, court costs, deposition expenses, and travel and living expenses) ("Payments") by reason of any claim, cause of action or demand ("Claims") related in any way to the Construction or operation of the Hotel, any occurrence at the Hotel or any acts or omissions of Licensee or anyone associated with Licensee. All such indemnification's survive termination or expiration of this Agreement. Licensee's indemnification obligation does not apply to Payments based on Claims which are consequences of Licensor's (i) negligence or willful misconduct, so long as the Claims are not asserted on the basis of theories of vicarious liability, including but not limited to agency, apparent agency or employment or (ii) negligent failure to compel Licensee's compliance with the Provisions.

30.2  Defense Against Claims. Licensee will defend Licensor against all
Claims, provided that upon notice to Licensee, Licensor may use its own counsel and may control such defense, but at Licensee's cost.

30.3 Continuation of Obligations. The indemnification and other obligations contained herein will continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement, with respect to events occurring prior to such expiration or termination.

30.4 Indemnification by Licensor. Licensor assumes sole and complete responsibility for and will indemnify and hold harmless Licensee and its Affiliates against and from all payments of money, including those with respect to fines, penalties, taxes, losses, damages, costs, expenses (including reasonable attorney fees, investigation expenses, court costs, deposition expenses, and travel and living expenses) by reason of any claim, cause of action or demand caused by Licensor's negligence or willful misconduct.

                                   ARTICLE 31
                                 MISCELLANEOUS

31.1 Severability. All Provisions are severable. Those Provisions which, pursuant to any applicable law requiring that the law takes precedence over any agreement between the parties, including Provisions with respect to terminations. Transfers and permissible grounds, cure rights or minimum periods of notice, are not enforceable are superseded and modified by such applicable law only to the extent such Provisions are unenforceable.

31.2 Waiver. The failure, refusal or neglect of one party to require the other party to comply with any Provision does not constitute a waiver by the former of its right to require full compliance with the same Provision in the future or with any other Provisions regardless of the acceptance of payments by the party seeking compliance.

31.3 Governing Law. Notwithstanding any laws with respect to choice of law under which any other law might be applicable, this Agreement and the relationship between the parties will be governed by the laws of the state of Nevada.

31.4 Venue And Jurisdiction. Except for injunctive relief sought by Licensor, which may be brought in a court of proper jurisdiction in the state where (i) Licensee resides or has its principle place of business, or (ii) the Hotel is located, all claims, disputes or controversies whatsoever, arising out of or related to this Agreement in any way must be commenced, filed and litigated before a court of proper jurisdiction located in Clark County, Nevada and each party agrees and submits to personal jurisdictions in the State of Nevada.

31.5 Costs And Enforcement. In any litigation, arbitration or other proceeding or defense of this Agreement, the prevailing party in such matter shall be entitled to recover reasonable attorneys fees, costs and expenses.

31.6 Waiver of Punitive Damages. Licensee and Licensor agree to waive, to the fullest extent permitted by law, the right to or claim for any punitive or exemplary damages against the other.

31.7 Binding Agreement. This Agreement is binding upon the parties and their respective Transferees.

31.8 Entire Agreement. This Agreement and the attached Schedules constitute the entire agreement between the parties with respect to the subject matter and supersedes and terminates all prior agreements, either oral or in writing, with respect to the franchise relationship. Any representations, inducements, promises or agreements between the parties not contained in this Agreement or not in writing signed by the Licensor and the Licensee are not be enforceable.

31.9 Changes. Oral changes to this Agreement, including those by way of modification, addition, rescission, release, amendment, waiver or otherwise, are not valid or enforceable. Changes may be made only by a written agreement signed by a duly authorized officer of each party.

31.10 Headings; Terms. The headings of the Articles are for convenience only and do not define, limit or construe the contents of such Articles. The singular usage includes the plural, the masculine usage includes the neuter and the feminine, and the neuter usage includes the masculine and the feminine.

31.11 Notices. Any Notices required or permitted shall be in writing and may be delivered personally or by fax or reliable expedited delivery companies including Federal Express and DHL. Notices by fax are deemed delivered and received upon transmission provided that the original is delivered personally or sent by expedited delivery within 48 hours of the transmission by fax. Notices by expedited delivery shall be deemed delivered and received on the second day immediately succeeding the date on which the notice was given to the expedited delivery company. Information for Notices is as follows:

     To Licensor:                         To Licensee
     Regent Hotels Worldwide, Inc.        The Resort at Summerlin, Limited
     Attn: Robert S. Berkwitz               Partnership
     c/o Legal Department                 ATTN: Mr. John Tipton
     12755 Highway 55                     1160 Town Center Drive
     Plymouth, MN 55441-8249              Suite 200
     Facsimile: 612/513-8543              Las Vegas, NV 89134
                                          Facsimile: 702/869-7001

                                          Copy to:
                                          Victor Wallace, Esq.
                                          Baker & Hostetler LLP
                                          303 East 17th Avenue, Suite 1100
                                          Denver, CO 80203-1264
                                          Facsimile: 303/861-7805

31.12 Approvals. Whenever the approval, consent or authorization of either party is required, such approval, unless specifically stated otherwise, must be in writing and not be unreasonably withheld or delayed. Licensor's consent, authorization or approval of any matter is a permission only and not a representation, warranty or assurance.

31.13 Execution. Two (2) copies of this Agreement shall be signed, each of which, when signed, is an original and which, together, constitute one and the same instrument.

31.14 Force Majeur. Performance by either party of the Provisions may be suspended for the duration of any of the following if it renders such party incapable of performing in whole or in part: strikes, fire, flood, war, civil disorders, act of government authority or any other cause beyond the control of such party. If such condition continues in existence for longer than six months, either party may terminate this Agreement by written notice to the other party, without payment of a termination fee or damages related to early termination.

31.15 Actions by Others. Where Licensee is prohibited by this Agreement from directly taking any action, or where action by Licensee would constitute a Default, Licensee agrees that it will not encourage, authorize or permit any other person or entity, directly or indirectly or under its direct or indirect control to take such action.

31.16 Performance Through Others. Licensor may perform all of its obligations directly or through its Affiliates or Third Party consultants. If performed through its Affiliates, Licensor is still directly responsible and liable to Licensee for the obligations so performed and Licensee's obligations with respect to such matters shall still run directly to Licensor.

31.17 Joint And Several Liability. If Licensee consists of more than one individual, then the liability of all such individuals signing this Agreement will be deemed to be joint and several.

31.18 Survival. All Provisions which, as a matter of logic or otherwise, need to survive the expiration or termination in order to achieve an intended result, shall be considered to survive despite the absence of specific survival language with respect to each of them.

31.19 Compliance with Laws. Notwithstanding any Provision to the contrary, Licensee's performance is subject to, and Licensee will comply with all restrictions, covenants and conditions covering the Property and all applicable requirements of all governmental authorities having jurisdiction over Licensee or the Hotel.

31.20 Non-exclusivity of Remedies. The remedies provide for are not exclusive and either party is free to pursue such other remedies available at law or in equity including seeking declaratory or injunctive relief.


      IN WITNESS WHEREOF, Licensor and Licensee have respectively signed this Agreement effective as of the day and year first above written.

REGENT HOTELS WORLDWIDE, INC.,          THE RESORT AT SUMMERLIN, LIMITED
a Minnesota corporation                 PARTNERSHIP
                                        a Nevada limited partnership


By: PAUL J. HANLEY                          By: JOHN J. TIPTON
    ---------------------------------       -----------------------------------

Print Name: Paul J. Hanley                  Print Name: John J. Tipton
            ---------------------------                 -----------------------

Its: President                               Its: SR VP, CEO and Special Counsel
     ----------------------------------           to Resort at Summerlin, Inc.
                                                  General Partner
Date: 12/16/97                                    -----------------------------
      ---------------------------------
                                             Date: 12/16/97
                                                   ----------------------------

                                   SCHEDULES
                                   ---------


4.2       Design and Construction Service Providers

          - Architect
                                        Paul Steelman and Associates
                                        3300 W. Desert Inn Road
                                        Las Vegas, Nevada

          - Interior Designer
                                        Paul Steelman and Associates
                                        3300 W. Desert Inn Road
                                        Las Vegas, Nevada

          - General Contractor
                                        J.A. Jones Construction Co.
                                        1050 E. Flamingo Road, E-127
                                        Las Vegas, Nevada

          - Purchasing Company
                                        To be advised

4.4       Project Plans

          - Architectural Drawings

          - Layouts of Guestrooms, Restaurants, Lounges, Public Areas, Meeting/Banquet Facilities, Front Drive/Hotel Entry, Lobbies

          - Furniture Plans

          - Schedule of Interior Finishes

          - Schedule of FF&E Specifications

13.4      Other Operators of Hotel Facilities

          - Restaurants
                                   - Nick's Fish Market (HARMAN-Nickolas
                                     Restaurant Group)
                                   - Hamada of Japan
                                   - Others to be advised

          - Other Retail Spaces
                                   - Lamonts (Gift Shop Operation)

          - A/V Provider
                                   - (To Be Advised)

                                   SCHEDULE A


                                     [MAP]

Hotel

Lifestyle Complex,
Restaurants & Retail

Conference Center

Casino/Buffett

Parking Garage

Hotel

Health Spa

Retail

THE RESORT AT SUMMERLIN

PRELIMINARY LANDSCAPE PLAN